SECURITIES  AND  EXCHANGE  COMMISSION
                          Washington,  D.C.  20549

                                    FORM  15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
   UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission  File Number 0-12510
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                              Marathon  Bancorp
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        (Exact  name  of  registrant  as  specified  in  its  charter)

  11150  West  Olympic  Boulevard,  Los  Angeles, California 90064(310)996-9100
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       (Address, including zip code, and telephone number, including area code,  of  registrant's  principal  executive  offices)


                       Common  Stock,  no  par  value
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       (Title  of  each  class  of  securities  covered  by  this  Form)

                                     None
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     (Titles  of  all  other  classes  of  securities  for  which a duty to file reports  under  section  13(a)  or  15(d)  remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule  12g-4(a)(1)(i)    X                Rule  12h-3(b)(1)(i)    X
      Rule  12g-4(a)(1)(ii)                    Rule  12h-3(b)(1)(ii)
      Rule  12g-4(a)(2)(i)                     Rule  12h-3(b)(2)(i)
      Rule  12g-4(a)(2)(ii)                    Rule  12h-3(b)(2)(ii)
      Rule  15d-6

Approximate number of holders of record as of the certification or notice date: One (1)
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Pursuant  to  the  requirements  of  the  Securities  Exchange  Act  of  1934
                              Marathon  Bancorp
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has  caused  this  certification/notice  to  be  signed  on  its  behalf  by the undersigned  duly  authorized  person.


Date: August  23,  2002               By:  //Howard J. Stanke//
     -----------------                    --------------------------------------
                                       Name:  Howard  J.  Stanke
                                       Title: Executive Vice President and
                                              Chief  Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.